EXHIBIT 99.1

NEWS	CONTACT:	Murray H. Gross, President & CEO
U.S. Home Systems, Inc.
214.488.6300 mgross@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc.
818.379.8500 terrimac@bibicoff.com

U.S. HOME SYSTEMS REORGANIZES DECK MANUFACTURING OPERATIONS -

Positions Subsidiary To Return To Profitability

DALLAS, TX., MAY 12, 2005 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today announced effective May 30, 2005 that the Company’s USA Deck subsidiary will cease manufacturing wood decks at its Glen Mills, Pennsylvania, Westborough, Massachusetts and Bridgeport, Connecticut, facilities. The Company will continue to operate deck sales and installation centers in these markets and will transition the Glen Mills and Westborough manufacturing facilities into distribution and warehouse centers. The Company will reassign some of its manufacturing personnel to manage and operate the warehouse facilities and others to supplement the installation workforce in these markets. The Company will also transfer certain personnel to its deck manufacturing facilities in Woodbridge, Virginia.

The Woodbridge facility will continue to manufacture decks for the Virginia, Washington, D.C. and Baltimore markets and will assume the manufacturing requirements to service the greater Philadelphia market. Pursuant to an agreement announced earlier, the Company will purchase deck component parts from Universal Forest Products, Inc. to service deck customers in the Chicago, Boston, Connecticut and Northern New Jersey markets. The Company implemented the manufacturing outsourcing arrangements with Universal in October 2004 when it granted a limited license to Universal to manufacture pre-engineered component parts and related accessory products.

“This move is an important step in our plan to return our USA Deck operations to profitability later this year,” said Murray H. Gross, President and Chief Executive Officer of USHS. “We will continue to implement our USA Deck expansion plans with The Home Depot in the Minneapolis and St. Louis markets this quarter, and will purchase deck components from Universal to support this expansion. As part of this restructuring plan, in certain markets, we intend to supplement our installation workforce by utilizing subcontractor installers. We believe we can more effectively control and balance our direct labor resources and costs during seasonal variations in our deck business by consolidating and outsourcing our deck manufacturing functions in combination with the use of employee installation crews and subcontractors.”

Gross continued, “We anticipate that in the current quarter we will incur between $1.6 million to $1.8 million of exit costs in connection with the discontinuance of manufacturing activities at the three facilities. These charges will include approximately $100,000 for employee severance costs, approximately $100,000 for costs as a result of the reduction of our installation vehicle fleet, an estimated $100,000 for equipment disposal expenses, and between $1.3 million to $1.5 million for non-cash charges related to the impairment of certain assets utilized at the manufacturing facilities.”

- Continued -

Exhibit 99.1 – Page 1

USHS DISCONTINUES MANUFACTURING OPERATIONS AT THREE FACILITIES	PAGE TWO

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. The Company’s home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, including The Home Depot® Kitchen and Bathroom Refacing, The Home Depot Installed Decks and Century 21 Home Improvement, and under our Facelifters brand. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

05/12/05	# # #

Exhibit 99.1 – Page 2